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                                   EXHIBIT 4.4

        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                              AMEDIA NETWORKS, INC.

                          COMMON STOCK PURCHASE WARRANT



        1. ISSUANCE; CERTAIN DEFINITIONS. In consideration of good and valuable consideration, the receipt of which is hereby acknowledged by AMEDIA NETWORKS, INC., a Delaware corporation (the "Company"), DOUBLE U MASTER FUND, L.P .or registered assigns (the "Holder") is hereby granted the right to purchase at any time commencing August 10, 2004 until 5:00 P.M., New York City time, on August 9, 2009 (the "Expiration Date"), Three Hundred Thirty Three Thousand Three Hundred and Thirty Three (333,333) fully paid and nonassessable shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), at an initial exercise price per share (the "Exercise Price") of $2.00 per share, subject to further adjustment as set forth herein. This Warrant is being issued pursuant to the terms of that certain Private Equity Credit Agreement, dated as of August 9, 2004 (the "Agreement"), to which the Company and Holder (or Holder's predecessor in interest) are parties.

        2.      EXERCISE OF WARRANTS.

                2.1     (a)     This Warrant is exercisable in whole or in part
at any time and from time to time. Such exercise shall be effectuated by submitting to the Company (either by delivery to the Company or by facsimile transmission as provided in Section 8 hereof) a completed and duly executed Notice of Exercise (substantially in the form attached to this Warrant) as provided in this paragraph. The date such Notice of Exercise is faxed to the Company shall be the Exercise Date, provided that the Holder of this Warrant tenders this Warrant Certificate to the Company within five (5) business days thereafter. The Notice of Exercise shall be executed by the Holder of this Warrant and shall indicate the number of shares then being purchased pursuant to such exercise. Upon surrender of this Warrant Certificate, together with appropriate payment of the Exercise Price for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased.

                        (b) If subsequent to August 9, 2005 there shall not be an effective Registration Statement (other than during a Permitted Suspension Period, as defined in the Registration Rights Agreement), the Holder may elect a "cashless" exercise of this Warrant. If the Notice of Exercise form elects a "cashless" exercise, the Holder shall thereby be entitled to receive a number of shares of Common Stock equal to (x) the excess of the Current Market Value (as defined below) over the total cash exercise price of the portion of the Warrant then being exercised, divided by (y) the Market Price of the Common Stock as of the trading day immediately prior to the Exercise Date. For the purposes of this


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Warrant, the terms (Q) "Current Market Value" shall be an amount equal to the
Market Price of the Common Stock as of the trading day immediately prior to the Exercise Date, multiplied by the number of shares of Common Stock specified in such Notice of Exercise Form, and (R) "Market Price of the Common Stock" shall be the average of the Closing Bid Price of the Common Stock (as reported by Bloomberg L.P.) for the 5 Trading days prior to the exercise date.

                        (c) If the Notice of Exercise form elects a "cash" exercise, the Exercise Price per share of Common Stock for the shares then being exercised shall be payable in cash or by certified or official bank check.

                        (d) The Holder shall be deemed to be the holder of the shares issuable to it in accordance with the provisions of this Section 2.1 on the Exercise Date

                2.2 LIMITATION ON EXERCISE. Notwithstanding the provisions of this Warrant, the Agreement or of the other Transaction Agreements, in no event (except (i) as specifically provided in this Warrant as an exception to this provision, (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock, or (iii) at the Holder's option, on at least sixty-five (65) days advance written notice from the Holder) shall the Holder be entitled to exercise this Warrant, or shall the Company have the obligation to issue shares upon such exercise of all or any portion of this Warrant to the extent that, after such exercise the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrants or other rights to purchase Common Stock or through the ownership of the unconverted portion of the Debentures or other convertible securities), and (2) the number of shares of Common Stock issuable upon the exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such exercise). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (1) of such sentence. The Holder, by its acceptance of this Warrant, further agrees that if the Holder transfers or assigns any of the Warrants to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferees or assignees specific agreement to be bound by the provisions of this Section 2.2 as if such transferee or assignee were the original Holder hereof.

        3. RESERVATION OF SHARES. The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant (the "Warrant Shares").

        4. MUTILATION OR LOSS OF WARRANT. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.


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        5.      RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

        6.      PROTECTION AGAINST DILUTION AND OTHER ADJUSTMENTS.

                6.1 ADJUSTMENT MECHANISM. If an adjustment of the Exercise Price is required pursuant to this Section 6, the Holder shall be entitled to purchase such number of additional shares of Common Stock as will cause (i) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant, multiplied by (ii) the adjusted Exercise Price per share, to equal (iii) the dollar amount of the total number of shares of Common Stock Holder is entitled to purchase before adjustment multiplied by the total Exercise Price immediately before adjustment.

                6.2 CAPITAL ADJUSTMENTS. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company prior to the exercise of this Warrant or its applicable portion, the provisions of this Section 6 shall be applied as if such capital adjustment event had occurred immediately prior to the exercise date of this Warrant and the original Exercise Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof.

                6.3 ADJUSTMENT FOR SPIN OFF. If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or a part of its assets in a transaction (the "Spin Off") in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then (a) the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's unexercised Warrants outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Warrants") been exercised as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the amount of the Outstanding Warrants then being exercised, and (II) the denominator is the amount of the Outstanding Warrants.

        7.      TRANSFER TO COMPLY WITH THE SECURITIES ACT; REGISTRATION RIGHTS.

                7.1 TRANSFER. This Warrant has not been registered under the Securities Act of 1933, as amended, (the "Act") and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Except for transfers to officers, employees and affiliates of the Holder, neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.


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                7.2     REGISTRATION RIGHTS. (a) Reference is made to the
Registration Rights Agreement. The Company's obligations under the Registration Rights Agreement and the other terms and conditions thereof with respect to the Warrant Shares, including, but not necessarily limited to, the Company's commitment to file a registration statement including the Warrant Shares, to have the registration of the Warrant Shares completed and effective, and to maintain such registration, are incorporated herein by reference.

                        (b) In addition to the registration rights referred to in the preceding provisions of Section 7.2(a), effective after the expiration of the effectiveness of the Registration Statement as contemplated by the Registration Rights Agreement, the Holder shall have piggy-back registration rights with respect to the Warrant Shares then held by the Holder or then subject to issuance upon exercise of this Warrant (collectively, the "Remaining Warrant Shares"), subject to the conditions set forth below. If, at any time after the Registration Statement has ceased to be effective, the Company participates (whether voluntarily or by reason of an obligation to a third party) in the registration of any shares of the Company's stock (other than a registration on Form S-8 or on Form S-4), the Company shall give written notice thereof to the Holder and the Holder shall have the right, exercisable within ten (10) business days after receipt of such notice, to demand inclusion of all or a portion of the Holder's Remaining Warrant Shares in such registration statement. If the Holder exercises such election, the Remaining Warrant Shares so designated shall be included in the registration statement at no cost or expense to the Holder (other than any costs or commissions which would be borne by the Holder under the terms of the Registration Rights Agreement); provided, however, that if there is a managing underwriter of the offering of shares referred to in the registration statement and such managing underwriter advises the Company in writing that the number of shares proposed to be included in the offering will have an adverse effect on its ability to successfully conclude the offering and, as a result, the number of shares to be included in the offering is to be reduced, the number of Remaining Warrant Shares of the Holder which were to be included in the registration (before such reduction) will be reduced pro rata with the number of shares included for all other parties whose shares are being registered. The Holder's rights under this Section 7 shall expire at such time as the Holder can sell all of the Remaining Warrant Shares under Rule 144 without volume or other restrictions or limit.

        8. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, sent by facsimile transmission or sent by certified, registered or express mail, postage pre-paid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, four days after the date of deposit in the United States mails, as follows:

        If to the Company:
                                 Amedia Networks
                                 101 Crawfords Corner Road
                                 Holmdel, NJ 07733
                                 Phone: 732.949.2350
                                 Fax:   732.949.0105

        with a copy (which shall not constitute notice) to:

                                 David Aboudi
                                 Aboudi & Brounstein
                                 3 Gavish Street
                                 Kfar Saba Industrial Zone
                                 Israel 44641
                                 ph:  972-9-764-4833
                                 fax: 972-9-764-4834


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        if to Holder :

                                 Double U Master Fund L.P.
                                 Beacon Capital Fund
                                 Harbour House, Waterfront drive
                                 P.O. Box 972
                                 Road Town, Tortola
                                 British Virgin Islands

        with a copy (which shall not constitute notice) to::

                                 Krieger & Prager LLP, Esqs.
                                 39 Broadway
                                 Suite 1440
                                 New York, NY 10006
                                 Attn: Samuel M. Krieger, Esq.
                                 Telephone No.: (212) 363-2900
                                 Telecopier No. (212) 363-2999

Any party may give notice in accordance with this Section to the other parties designate to another address or person for receipt of notices hereunder.

        9. SUPPLEMENTS AND AMENDMENTS; WHOLE AGREEMENT. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant contains the full understanding of the parties with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

        10. GOVERNING LAW. This Warrant shall be deemed to be a contract made under the laws of the State of New York for contracts to be wholly performed in such State and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of New York, New York County in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON CONVENIENS, to the bringing of any such proceeding in such jurisdictions.

        11. JURY TRIAL WAIVER. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out or in connection with this Warrant.

        12. COUNTERPARTS. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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        13.     DESCRIPTIVE HEADINGS. Descriptive headings of the several
Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        IN WITNESS WHEREOF, the Company has executed this Warrant as of the 9th day of August , 2004.

                                   AMEDIA NETWORKS, INC.

                                   By: /s/ Frank Galuppo
                                      ----------------------------------
                                   Name:   Frank Galuppo
                                        --------------------------------
                                   Title:  Chief Executive Officer
                                         -------------------------------



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